Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CalAmp Corp.
Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-164440, 333-98981, 333-119858 and 333-185590), Form S-4 (No. 333-112851), and Form S-8 (No. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873, 333-119842, 333-173778, and 333-203545) of CalAmp Corp. of our reports dated May 12, 2017, relating to the consolidated financial statements, and the effectiveness of CalAmp Corp.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

May 12, 2017